Filed Pursuant to Rule 424(b)(3) and (c)
                                                     Registration No. 333-126416

PROSPECTUS SUPPLEMENT
To Prospectus Dated July 25, 2005




                                 LANOPTICS LTD.

                            1,006,486 ORDINARY SHARES

The information contained in the prospectus is hereby amended and supplemented as follows:

         The registration statement of which this prospectus forms a part covers up to 1,006,486 ordinary shares that were issued to the Selling Shareholders on June 23, 2005, pursuant to an ordinary share purchase agreement among LanOptics and the Selling Shareholders, dated June 22, 2005, or the Agreement. The ordinary shares were issued to the Selling Shareholders in exchange for the shares of EZchip previously held by them. One of the Selling Shareholders, Menachem Abraham, subsequently gifted 2,290 ordinary shares of the 153,290 ordinary shares issued to him pursuant to the Agreement (approximately 1.32% of our outstanding ordinary shares) to the Jewish Architectural Heritage Foundation, Inc., a not-for-profit corporation and a selling shareholder, in October 2005.

Investing in our ordinary shares involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus.


           The date of this Prospectus Supplement is October 24, 2005